Exhibit 8(mmm)(2)

Amendment to Particiaption Agreement (TST)

(INVESTOR)

AMENDMENT NO. 3 TO

PARTICIPATION AGREEMENT AMONG

TRANSAMERICA SERIES TRUST,

TRANSAMERICA CAPITAL, INC., AND

TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY

The Participation Agreement, dated October 20, 2008 (“Agreement”) among Transamerica Series Trust (the “Trust”), Transamerica Capital, Inc. (the “Distributor”), and Transamerica Advisors Life Insurance Company (f/k/a Merrill Lynch Life Insurance Company) (the “Insurance Company”), is hereby amended as of May 1, 2011 as follows:

1.	A new Article XIII. Is hereby added to the Agreement as follows:

Article XIII. Confidentiality

13.1. Each party to this Agreement acknowledges that in order to perform the duties called for in this Agreement, it may be necessary for a party (“owner”) to disclose to the other party(ies) certain “Confidential Information.” Confidential Information means non-public, proprietary information, data or know-how of an owner, including, but not limited to, personal information of an owner’s customers. No party will use another party’s Confidential Information except as required for the performance of this Agreement. Each party will use commercially reasonable efforts in a manner fully consistent with industry standards and applicable federal, state and international laws and regulations to hold in confidence a party’s Confidential Information. Notwithstanding the foregoing, Confidential Information does not include information which is: (i) already in the possession of the receiving party or its subsidiaries and not subject to a confidentiality obligation to the providing party; (ii) independently developed by the receiving party; (iii) publicly disclosed or in the public domain through no fault of the receiving party; (iv) rightfully received by the receiving party or its subsidiaries from a third party that is not under any obligation to keep such information confidential; (v) approved for release by written agreement with the owner; or (vi) disclosed pursuant to the requirements of law, regulation or court order.

13.2. Each party to this Agreement represents, warrants and agrees that it has adopted and implemented, and will continue to have in place and follow for the term of this Agreement and thereafter, appropriate policies and procedures designed to detect, prevent and mitigate the risk of identity theft and other breaches of privacy concerning Confidential Information. Each party agrees to take immediate and appropriate measures to respond to any breach of privacy concerning Confidential Information of the owner, and to notify the owner in writing regarding such breach in the most expedient time possible and without unreasonable delay; provided, however, that a party may postpone providing such notice as the party deems consistent with the legitimate needs of law enforcement. Each party further agrees to provide the owner with a copy of its plan to remediate any such breach and to pay for all costs associated with such remediation and with providing written notice of such breach to the applicable party.

13.3. Each party agrees to establish and maintain (i) administrative, technical and physical safeguards against the destruction, loss or alteration of Confidential Information, and (ii) appropriate security measures to protect Confidential Information, which measures are consistent with the laws and regulations of the Commonwealth of Massachusetts relating to personal information security and with all other applicable federal, state and international laws and regulations relating to personal information security.

The provisions found in this Article XIII. on Confidential Information will survive any expiration or termination of the Agreement.

2.	A new Article XIV. is hereby added to the Agreement as follows:

Article XIV. Summary Prospectus

Should the Trust and the Insurance Company desire to distribute the prospectuses of the funds within the Trust pursuant to Rule 498 of the Securities Act of 1933, as amended, (“Rule 498”), the roles and responsibilities of the Parties to the Agreement (the “Parties”), for complying with Rule 498 and other applicable laws, are set forth as follows:

14.1.	For purposes of this Article XIV., the terms “Summary Prospectus” and “Statutory Prospectus” shall have the same meaning as set forth in Rule 498.

14.2.	The Trust shall provide, or cause to provide, the Insurance Company with copies of the Summary Prospectuses in the same manner and at the same times as the Participation Agreement requires that the Trust provide the Insurance Company with Statutory Prospectuses. If the Trust makes any changes to the Summary Prospectus by way of a filing pursuant to Rule 497, under the Securities Act of 1933, unless the Parties agree otherwise, the Trust shall, instead of providing the Insurance Company with a revised Summary Prospectus, provide the Insurance Company with a supplement setting forth the changes in the Rule 497 filing.

14.3.	The Trust shall be responsible for compliance with Rule 498(e).

14.4.	The Trust represents and warrants that the Summary Prospectuses and the web site hosting of such Summary Prospectuses will comply with the requirements of Rule 498 applicable to the Trust and its series. The Trust further represents and warrants that it has reasonable policies and procedures in place to ensure that such web site complies with Rule 498.

14.5.	The Trust agrees that the URL indicated on each Summary Prospectus will lead policyholders/contract owners directly to the web page used for hosting Summary Prospectuses (the “Landing Page”) and that such web page will host the current Trust and series’ documents required to be posted in compliance with Rule 498. The Trust shall promptly notify the Insurance Company of any interruptions in availability of this Landing Page that last more than 24 hours. Such Landing Page will contain the investment options available under the Agreement.

14.6.	The Trust represents and warrants that it will be responsible for compliance with the provisions of Rule 498(f)(i) involving policyholder/contract owner requests for additional Trust documents made directly to the Trust. The Trust further represents and warrants that any information obtained about policyholders/contract owners pursuant to this provision will be used solely for the purposes of responding to requests for additional Trust documents.

14.7.	The Insurance Company represents and warrants that it will respond to requests for additional fund documents made by policyholders/contract owners directly to the Insurance Company or one of its affiliates.

14.8.	Insurance Company represents and warrants that any binding together of Summary Prospectuses and/or Statutory Prospectuses will be done in compliance with Rule 498.

14.9.	If the Trust determines that it will end its use of the Summary Prospectus delivery option, the Trust will provide the Insurance Company with reasonable advance notice of its intent.

14.10.	The Parties agree that the Insurance Company is not required to distribute Summary Prospectuses to its policyholders/contract owners, but rather that the use of the Summary Prospectus will be at the discretion of the Insurance Company. The Insurance Company agrees that it will give the Trust reasonable advance notice of its intended use of the Summary Prospectuses or the Statutory Prospectuses.

14.11.	The Parties agree that all other provisions of the Participation Agreement, including the Indemnification provisions, will apply to the terms of this Article XIV, as applicable.

3.	Schedule B of the Agreement is deleted in its entirety and replaced with the following Amended Schedule B:

AMENDED SCHEDULE B

Contracts

Merrill Lynch Investor Choice Annuity®

Investor Series

Merrill Lynch Consults Annuity®

4.	Schedule C of the Agreement is deleted in its entirety and replaced with the following Amended Schedule C:

AMENDED SCHEDULE C

Portfolios - Service Class Shares

Transamerica AEGON U.S. Government Securities VP

Transamerica AllianceBernstein Dynamic Allocation VP

Transamerica BlackRock Large Cap Value VP

Transamerica BlackRock Tactical Allocation VP

Transamerica Jennison Growth VP

Transamerica JPMorgan Enhanced Index VP

Transamerica JPMorgan Mid Cap Value VP

Transamerica MFS International Equity VP

Transamerica Morgan Stanley Active International Allocation VP

Transamerica Morgan Stanley Growth Opportunities VP

Transamerica Morgan Stanley Mid-Cap Growth VP

Transamerica Multi-Managed Large Cap Core VP

Transamerica PIMCO Total Return VP

Transamerica Systematic Small/Mid Cap Value VP

Transamerica T. Rowe Price Small Cap VP

Transamerica WMC Diversified Equity VP

Transamerica WMC Diversified Growth VP

5.	All other terms and provisions of the Agreement not amended herein shall remain in full force and effect. Unless otherwise specified, all defined terms shall have the same meaning given to them in the Agreement.

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative, effective as of May 1, 2011.

TRANSAMERICA SERIES TRUST		TRANSAMERICA CAPITAL, INC.

By its authorized officer,		By its authorized officer,

By:	/s/ Christopher A. Staples	By:	/s/ BrendaL. Smith
	Christopher A. Staples		Brenda L. Smith
Title:	Chief Investment Officer and Vice President	Title:	Assistant Vice President

TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY

By its authorized officer,

By:	/s/ Arthur D. Woods
Arthur D. Woods
Title:	Vice President